Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

Date: January 25, 2024

Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. ANNOUNCES TAX TREATMENT FOR 2023 DISTRIBUTIONS

FREEHOLD, NJ, JANUARY 25, 2024……UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) today announced the tax treatment of its 2023 distributions. The following tables summarize, for income tax purposes, the nature of cash distributions paid to stockholders of UMH’s common and preferred shares during the calendar year ended December 31, 2023.

Common - CUSIP 903002103

Shown as Dollars ($)
Payment Date	Distributions Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecaptured Sec. 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/15/23	$0.205	$0.055639	$0.00	$0.00	$0.149361	$0.055639
6/15/23	$0.205	$0.055639	$0.00	$0.00	$0.149361	$0.055639
9/15/23	$0.205	$0.055639	$0.00	$0.00	$0.149361	$0.055639
12/15/23	$0.205	$0.055639	$0.00	$0.00	$0.149361	$0.055639
TOTAL	$0.820	$0.222556	$0.00	$0.00	$0.597444	$0.222556

Shown as a Percentage (%)
Payment Date	Distributions Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecaptured Sec. 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/15/23	$0.205	27.140886%	0%	0%	72.859114%	27.140886%
6/15/23	$0.205	27.140886%	0%	0%	72.859114%	27.140886%
9/15/23	$0.205	27.140886%	0%	0%	72.859114%	27.140886%
12/15/23	$0.205	27.140886%	0%	0%	72.859114%	27.140886%
TOTAL	$0.820	27.140886%	0%	0%	72.859114%	27.140886%

A NYSE Company: Symbol - UMH

since 1968

Page | 1

6.375% Series D Cumulative Redeemable Preferred - CUSIP 903002509

Shown as Dollars ($)
Payment Date	Distributions Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecaptured Sec. 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/15/23	$0.3984375	$0.3984375	$0.00	$0.00	$0.00	$0.3984375
6/15/23	$0.3984375	$0.3984375	$0.00	$0.00	$0.00	$0.3984375
9/15/23	$0.3984375	$0.3984375	$0.00	$0.00	$0.00	$0.3984375
12/15/23	$0.3984375	$0.3984375	$0.00	$0.00	$0.00	$0.3984375
TOTAL	$1.593750	$1.593750	$0.00	$0.00	$0.00	$1.593750

Shown as a Percentage (%)
Payment Date	Distributions Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecaptured Sec. 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/15/23	$0.3984375	100%	0%	0%	0%	100%
6/15/23	$0.3984375	100%	0%	0%	0%	100%
9/15/23	$0.3984375	100%	0%	0%	0%	100%
12/15/23	$0.3984375	100%	0%	0%	0%	100%
TOTAL	$1.593750	100%	0%	0%	0%	100%

NOTE: Section 199A Dividends (Box 5) is a subset of, and is included in, the Total Non-Qualifying Ordinary Income reported in Box 1a.

DIVIDEND REINVESTMENT PLAN DISCOUNTS

Common - CUSIP 903002103

DISCOUNT DATE	FAIR MARKET VALUE ($)	DISCOUNT PRICE ($)	DISCOUNT ON D/R ($)
1/17/2023	17.105	16.250	0.855
2/15/2023	17.995	17.250	0.745
3/15/2023	14.745	14.250	0.495
4/17/2023	14.750	14.125	0.625
5/15/2023	15.790	15.125	0.665
6/15/2023	16.130	15.375	0.755
7/17/2023	16.335	15.625	0.710
8/15/2023	15.400	15.000	0.400
9/15/2023	14.605	14.000	0.605
10/16/2023	14.280	13.625	0.655
11/15/2023	14.515	13.875	0.640
12/15/2023	15.180	14.500	0.680

Shareholders are encouraged to consult with their tax advisors as to the specific tax treatment of the distributions they received from the Company.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

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A NYSE Company: Symbol - UMH

since 1968